Exhibit 10.36

October 11, 2023

Matthew Schroeder

RE:Amended and Restated Retention Incentive

Dear Matt:

Reference is made to that certain Letter Agreement Re: Retention Incentive, by and between you and Rite Aid Hdqtrs. Corp. (the “Company” or “we”), dated on or about April 28, 2023 (the “Prior Agreement”). This Amended and Restated Letter Agreement (this “Agreement”) supersedes and replaces the Prior Agreement in its entirety, which shall have no further force or effect upon your execution of this Agreement.

We appreciate your continued service and would like to offer you additional incentives in order to encourage you to stay with us as we evolve our operations, grow our business and explore new strategic alternatives. In order to be eligible for this incentive you must sign and return this Agreement to Allison Fuller by October 12, 2023, acknowledging your agreement to the terms set forth herein.

Original Special Bonus

Pursuant to the Prior Agreement, you were awarded a bonus in an aggregate amount of $1,500,000 (referred to in the Prior Agreement as the “Special Bonus” and in this Agreement as the “Original Special Bonus”). The Original Special Bonus was advanced and pre-paid to you, and the Original Special Bonus will vest and no longer be subject to repayment based on your continued employment with the Company and its subsidiaries through an applicable Repayment Expiration Date (as defined below).

New Bonus

Pursuant to this Agreement, if you accept this offer, then within seven days of the date hereof, the Company will advance and pre-pay to you a new bonus in the amount of $3,062,106 (the “New Bonus”). The New Bonus will vest and no longer be subject to repayment based on your continued employment with the Company and its subsidiaries through an applicable Repayment Expiration Date.

Other Terms and Conditions

If you are terminated without Cause, resign for Good Reason, die or become disabled (in any case) prior to a Repayment Expiration Date, then you (or your estate, as applicable) will not have to repay the Original Special Bonus or the New Bonus, as long as you (or your estate, as applicable) sign(s) and do(es) not revoke a General Release of Claims in such form as may be required by the Company in its sole discretion. For the sake of clarity, the After-Tax Value (as defined below) of each of the Original Special

Bonus and the New Bonus is subject to repayment in full should you resign other than for Good Reason or be terminated for Cause prior to an applicable Repayment Expiration Date.

If you are required to repay the After-Tax Value of the Original Special Bonus or the New Bonus under this Agreement, then you agree to do so promptly, but in no event more than 30 days following your termination date. Upon your termination we may offset and/or reduce any other compensation we owe you, such as unpaid wages, by the amount you are required to repay. However, we will not reduce or offset any compensation if doing so would violate applicable law and/or would result in penalty taxes under Section 409A of the Internal Revenue Code. We reserve all other rights and remedies available to recoup the After-Tax Value of the Original Special Bonus and the New Bonus advanced under this Agreement, including the right to file a legal claim in court.

The Original Special Bonus and the New Bonus provided to you hereunder are in lieu of any short-term and/or long-term cash and/or equity compensation that you are typically awarded, or are (or may become) entitled to be awarded, in respect of fiscal year 2024, and you acknowledge and agree that the Original Special Bonus and the New Bonus are intended to, and do, replace such short-term and long-term opportunities for fiscal year 2024. You hereby acknowledge and agree that such replacement of your short-term and long-term opportunities with the Original Special Bonus and the New Bonus does not violate any agreement between you and the Company or any of its direct or indirect subsidiaries or affiliates (the “Company Group”) or any compensation plan, program or arrangement of any member of the Company Group, and do not constitute “good reason” pursuant to, or otherwise violate, any severance plan, employment agreement or any other compensation plan, program, agreement or arrangement of any member of the Company Group.

For purposes of this Agreement the following terms apply:

“After-Tax Value” means the gross amount of the unvested and forfeitable portion of the Original Special Bonus or the New Bonus, as the case may be, as of your termination date, net of any taxes you are required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of the repayment described above. The Company shall determine in good faith the After-Tax Value of the Original Special Bonus and the New Bonus, which determination shall be conclusive and binding.

“Cause” will have the meaning set forth in your employment agreement with Rite Aid Corporation (or a subsidiary thereof). If you do not have such an employment agreement, then “Cause” will have the meaning as is contained in the Company’s Amended and Restated 2020 Omnibus Equity Incentive Plan (the “Plan”).

“Change in Control” will have the meaning as is contained in the Plan.

“Good Reason” will have the meaning set forth in your employment agreement with Rite Aid Corporation (or a subsidiary thereof). If you do not have such an employment agreement, then the provisions set forth in this letter agreement as it relates to “Good Reason” will not apply to you.

“Repayment Expiration Date” means the first of occur of (i) with respect to the Original Special Bonus only, April 28, 2024, (ii) the effective date of a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code and (iii) the effective date of a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (in the case of clause (iii), as determined by the Company’s Chief Executive Officer).  For the sake of clarity, prong (i) of this definition will not apply to the New Bonus.

The Board of Directors of the Company, or its Compensation Committee, has the sole authority and discretion to determine whether any termination is for Cause or Good Reason and whether a Repayment Expiration Date has occurred, and such determination will be final and binding on you and the Company.  If you wish to dispute any such determination, then such dispute will be resolved by arbitration before a single independent arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, taking place in Philadelphia, Pennsylvania and applying the law of the State of Pennsylvania. Both you and the Company waive all rights to a jury trial.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Pennsylvania without regard to principles of conflicts of laws thereof. The Company and its subsidiaries will have the authority and the right to deduct or withhold, or require you to remit to the Company or a subsidiary thereof, an amount sufficient to satisfy all federal, state, local and foreign taxes (including any employment tax obligations) required by law to be withheld with respect to the payment of any amounts hereunder. This Agreement replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written (including without limitation the Prior Agreement), and comprises the final, complete and exclusive agreement between you and the Company, solely with respect to the Original Special Bonus and the New Bonus, and may only be amended in a writing signed by both you and an authorized representative of the Company. This Agreement may be executed in counterparts and by .pdf, facsimile or other electronic means and, when so executed, will have the same force and effect as an original, and constitute a binding agreement on each of the parties.

You should be aware that in addition to your obligation to repay the After-Tax Value of each of the Original Special Bonus and the New Bonus under this Agreement, the Original Special Bonus and the New Bonus may also be subject to recoupment in certain corporate transactions.

Sincerely,

/s/ Jessica Kazmaier

Rite Aid Hdqtrs. Corp.

Accepted, Acknowledged and Agreed:

/s/ Matthew C. Schroeder

Name

October 11, 2023

Date